Exhibit 99.1

For Immediate Release

Acorn Energy Equity Affiliate Paketeria AG Gets Volksbank Investment
12 Shop-and-Bank Stores to Open in Volksbank Meissen Branches

MONTCHANIN, DE, July 1, 2008 — ACORN ENERGY, INC. (NasdaqGM: ACFN), a holding company focused on intelligent energy infrastructure and restructuring retail electricity markets, today announced that its Paketeria affiliate in Germany has deepened its partnership with the Volksbank network this week with the execution by Volksbank Meissen of an agreement to open 12 “shop-in-bank” locations in Meissen — two in August and the remaining ten in the fall. This follows the May opening of “stop-in-bank” pilot stores in five Volksbank branches in Celle, a suburb of Hanover with a population of 70,000.

As part of the agreement, Volksbank Meissen also made a small equity investment in Paketeria.

Volksbank Meissen’s first major promotion will be Stromboerse (100% owned by Paketeria) services for cost savings on energy and gas.

Remarked Acorn Energy CEO, John Moore: “The investment and 12 stop-in-bank licenses by Volksbank Meissen is very important, as it follows the early success of the five pilot stores at Volksbank Celle. We are very impressed at the speed of Volksbank’s management to embrace this opportunity.”

“This is another milestone in the development of our shop-in-bank concept. We are in negotiations with many other Volksbanks and are excited about these future opportunities for expansion of the shop-in-bank model,” said Paketeria CEO Andy Rosch.”

About Paketeria AG
Paketeria is traded on the Frankfurt Stock Exchange under the symbol a0styl. The “shop-in-bank” service model offers postal services, retail electricity contracts, internet-terminals, cell phone usage, Ebay agency, copy and printing services, photo developing, and cartridge refilling.

About Volksbank

Volksbank is a federation of 1,250 independent savings banks with over 14,000 branches and 30 million customers throughout Germany.

About Acorn Energy, Inc.

Acorn Energy is a publicly traded holding company focused on improving the efficiency of the energy grid and reducing the environmental impact of the energy sector. Acorn Energy’s operating companies leverage advanced technologies to transform the existing energy infrastructure. Acorn’s strategy is to take primarily controlling positions in companies led by great entrepreneurs and add value by supporting those companies with marketing, strategy and business development.  Acorn Energy is a global company with equity interests in Comverge, CoaLogix, DSIT, Gridsense, Coreworx, Local Power and Paketeria. For more information visit www.acornenergyinc.com.

CONTACT:

Christianna Miller
Director of Communications
Acorn Energy, Inc.
(302) 656-1707
cmiller@acornenergyinc.com

Investor Contact
BPC Financial Marketing
John Baldissera
800-368-1217